Exhibit 4.5

CONFORMED COPY

FIRST SUPPLEMENTAL TRUST DEED

modifying the provisions of

the Trust Deed dated 28 February 2011

relating to a

€2,000,000,000

EURO MEDIUM TERM NOTE PROGRAMME

26 OCTOBER 2012

AMCOR LIMITED

AMCOR FINANCE (USA), INC.

and

AMCOR UK FINANCE LIMITED

and

DB TRUSTEES (HONG KONG) LIMITED

ALLEN & OVERY

Allen & Overy LLP

THIS FIRST SUPPLEMENTAL TRUST DEED is made on 26 October 2012

BETWEEN:

(1)                                 AMCOR LIMITED, a company incorporated with limited liability under the laws of the state of New South Wales, Australia with registered number ABN 62 000 017 372, whose registered office is at 109 Burwood Road, Hawthorn, Victoria 3122, Australia (Amcor Limited);

(2)                                 AMCOR FINANCE (USA), INC, a company incorporated with limited liability under the laws of the state of Delaware, United States of America, whose registered office is at 6600 Valley View Street, Buena Park, CA 90620, United States of America (Amcor USA and, together with Amcor Limited, the Issuers and each an Issuer);

(3)                                 AMCOR UK FINANCE LIMITED, a company incorporated with limited liability under the laws of England and Wales with registered number 4160806, whose registered office is at Amcor Central Services Bristol, 83 Tower Road North, Warmley, Bristol BS30 8XP, United Kingdom (Amcor UK (in its capacity as guarantor of the Notes issued by Amcor USA and Amcor Limited) and, together with Amcor Limited (in its capacity as guarantor of the Notes issued by Amcor USA) and Amcor USA (in its capacity as guarantor of the Notes issued by Amcor Limited), the Guarantors and each a Guarantor); and

(4)                                 DB TRUSTEES (HONG KONG) LIMITED, a company incorporated under the laws of Hong Kong, whose principal office is at Level 52, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong (the Trustee, which expression shall, wherever the context so admits, include such company and all other persons or companies for the time being the trustee or trustees of these presents) as trustee for the Noteholders, the Receiptholders and the Couponholders (each as defined below).

WHEREAS:

(A)                               This First Supplemental Trust Deed is supplemental to the Trust Deed dated 28 February 2011 (hereinafter called the Principal Trust Deed) made between the Issuers, the Guarantors and the Trustee and relating to the €2,000,000,000 Euro Medium Term Note Programme established by the Issuers (the Programme).

(B)                               On or around the date hereof the Issuers published a modified and updated Offering Circular relating to the Programme.

NOW THIS FIRST SUPPLEMENTAL TRUST DEED WITNESSES AND IT IS HEREBY AGREED AND DECLARED as follows:

1.                                      Subject as hereinafter provided and unless there is something in the subject matter or context inconsistent therewith all words and expressions defined in the Principal Trust Deed shall have the same meanings in this First Supplemental Trust Deed.

2.                                      Save:

(a)                                 in relation to all Series of Notes issued during the period up to and including the day last preceding the date of this First Supplemental Trust Deed and any Notes issued on or after the date of this First Supplemental Trust Deed so as to be consolidated and form a single Series with the Notes of any Series issued during the period up to and including such last preceding day; and

(b)                                 for the purpose (where necessary) of construing the provisions of this First Supplemental Trust Deed,

with effect on and from the date of this First Supplemental Trust Deed, the Principal Trust Deed (as previously modified and supplemented) is further modified by the deletion of the Terms and Conditions of the Notes set out in Schedule 1 thereto and the substitution therefor of the Terms and Conditions of the Notes set out in the Schedule hereto.

3.                                      The First Supplemental Trust Deed shall henceforth be read and construed as one document with the Principal Trust Deed.

4.                                      No person other than a party to this First Supplemental Trust Deed shall have any right by virtue of the Contracts (Rights of Third Parties) Act 1999 to enforce any term (express or implied) of this First Supplemental Trust Deed, but this is without prejudice to any right or remedy of any third party which may exist or be available apart from that Act.

5.                                      This First Supplemental Trust Deed and any non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English law.

6.                                      A Memorandum of the First Supplemental Trust Deed shall be endorsed by the Trustee on the Principal Trust Deed and by the Issuers on their duplicate thereof.

7.                                      This First Supplemental Trust Deed may be executed in any number of counterparts, each of which, taken together, shall constitute one and the same First Supplemental Trust Deed and any party may enter into this First Supplemental Trust Deed by executing a counterpart.

IN WITNESS whereof this First Supplemental Trust Deed has been executed by Amcor Limited, Amcor USA, Amcor UK and the Trustee as a deed and delivered on the day and year first above written.

SCHEDULE

TERMS AND CONDITIONS OF THE NOTES

This Note is one of a Series (as defined below) of Notes issued by Amcor Limited or Amcor Finance (USA), Inc. (Amcor USA and, together with Amcor Limited, the Issuers and each an Issuer), as specified in the applicable Final Terms (as defined below), constituted by a Trust Deed (such Trust Deed as modified and/or supplemented and/or restated from time to time, the Trust Deed) dated 28 February 2011 made between (i) Amcor Limited as an issuer and as a guarantor of Notes issued by Amcor USA, (ii) Amcor USA as an issuer and as a guarantor of Notes issued by Amcor Limited, (iii) Amcor UK Finance Limited (Amcor UK) as a guarantor of Notes issued by Amcor Limited or Amcor USA (together with Amcor Limited and Amcor UK, the Guarantors and each a Guarantor) and (iv) DB Trustees (Hong Kong) Limited (the Trustee, which expression shall include any successor as Trustee).

References herein to the relevant Issuer shall be to whichever of Amcor Limited or Amcor USA is named as the Issuer of the Notes in the applicable Final Terms.

References herein to the relevant Guarantors shall, in relation to Notes issued by Amcor Limited, be to Amcor USA and Amcor UK and, in relation to Notes issued by Amcor USA, be to Amcor Limited and Amcor UK and the expression relevant Guarantor shall be construed accordingly.

References herein to the Notes shall be references to the Notes of this Series and shall mean:

(a)                                 in relation to any Notes represented by a global Note (a Global Note), units of each Specified Denomination in the Specified Currency;

(b)                                 any Global Note;

(c)                                  any definitive Notes in bearer form (Bearer Notes) issued in exchange for a Global Note in bearer form; and

(d)                                 any definitive Notes in registered form (Registered Notes) (whether or not issued in exchange for a Global Note in registered form).

The Notes, the Receipts (as defined below) and the Coupons (as defined below) have the benefit of an Agency Agreement (such Agency Agreement as amended and/or supplemented and/or restated from time to time, the Agency Agreement) dated 26 October 2012 and made between the Issuers, the Guarantors, the Trustee, Deutsche Bank AG, Hong Kong Branch as issuing and principal paying agent and agent bank (the Principal Paying Agent, which expression shall include any successor principal paying agent) and the other paying agents named therein (together with the Principal Paying Agent, the Paying Agents, which expression shall include any additional or successor paying agents), Deutsche Bank Luxembourg S.A. as registrar (the Registrar, which expression shall include any successor registrar) and a transfer agent and the other transfer agents named therein (together with the Registrar, the Transfer Agents, which expression shall include any additional or successor transfer agents).

Interest bearing definitive Bearer Notes have interest coupons (Coupons) and, if indicated in the applicable Final Terms, talons for further Coupons (Talons) attached on issue. Any reference herein to Coupons or coupons shall, unless the context otherwise requires, be deemed to include a reference to Talons or talons. Definitive Bearer Notes repayable in instalments have receipts (Receipts) for the payment of the instalments of principal (other than the final instalment) attached on issue. Registered Notes and Global Notes do not have Receipts, Coupons or Talons attached on issue.

The Final Terms for this Note (or the relevant provisions thereof) is attached to or endorsed on this Note and supplements these Terms and Conditions (the Conditions) and may specify other terms and conditions which shall, to the extent so specified or to the extent inconsistent with the Conditions, replace or modify the Conditions for the purposes of this Note. References to the applicable Final Terms are to the Final Terms (or the relevant provisions thereof) attached to or endorsed on this Note.

The Trustee acts for the benefit of the Noteholders (which expression shall mean (in the case of Bearer Notes) the holders of the Notes and (in the case of Registered Notes) the persons in whose name the Notes are registered and shall, in relation to any Notes represented by a Global Note, be construed as provided below), the holders of the Receipts (the Receiptholders) and the holders of the Coupons (the Couponholders, which expression shall, unless the context otherwise requires, include the holders of the Talons), in accordance with the provisions of the Trust Deed.

As used herein, Tranche means Notes which are identical in all respects (including as to listing and admission to trading) and Series means a Tranche of Notes together with any further Tranche or Tranches of Notes which are (a) expressed to be consolidated and form a single series and (b) identical in all respects (including as to listing and admission to trading) except for their respective Issue Dates, Interest Commencement Dates and/or Issue Prices.

Copies of the Trust Deed and the Agency Agreement are available for inspection during normal business hours at the principal office for the time being of the Trustee being at Level 52, International Commerce Centre, 1 Austin Road, Kowloon, Hong Kong and at the specified office of each of the Principal Paying Agent, the Registrar and the other Paying Agents and the other Transfer Agents (such Agents and the Registrar being together referred to as the Agents). Copies of the applicable Final Terms are available for viewing at the registered office of the relevant Issuer and of the Principal Paying Agent and copies may be obtained from those offices save that, if this Note is unlisted, the applicable Final Terms will only be obtainable by a Noteholder holding one or more Notes and such Noteholder must produce evidence satisfactory to the relevant Issuer, the Trustee and the relevant Agent as to its holding of such Notes and identity. The Noteholders, the Receiptholders and the Couponholders are deemed to have notice of, and are entitled to the benefit of, all the provisions of the Trust Deed, the Agency Agreement and the applicable Final Terms which are applicable to them. The statements in the Conditions include summaries of, and are subject to, the detailed provisions of the Trust Deed and the Agency Agreement.

Words and expressions defined in the Trust Deed, the Agency Agreement or used in the applicable Final Terms shall have the same meanings where used in the Conditions unless the context otherwise requires or unless otherwise stated and provided that, in the event of inconsistency between the Trust Deed and the Agency Agreement, the Trust Deed will prevail and, in the event of inconsistency between the Trust Deed or the Agency Agreement and the applicable Final Terms, the applicable Final Terms will prevail.

1.                                      FORM, DENOMINATION AND TITLE

The Notes are in bearer or in registered form as specified in the applicable Final Terms form and, in the case of definitive Notes, serially numbered, in the Specified Currency and the Specified Denomination(s). Notes of one Specified Denomination may not be exchanged for Notes of another Specified Denomination and Bearer Notes may not be exchanged for Registered Notes and vice versa.

This Note may be a Fixed Rate Note, a Floating Rate Note, a Zero Coupon Note, an Index Linked Interest Note, a Dual Currency Interest Note or a combination of any of the foregoing, depending upon the Interest Basis shown in the applicable Final Terms.

This Note may be an Index Linked Redemption Note, an Instalment Note, a Dual Currency Redemption Note, a Partly Paid Note or a combination of any of the foregoing, depending upon the Redemption/Payment Basis shown in the applicable Final Terms.

Definitive Bearer Notes are issued with Coupons attached, unless they are Zero Coupon Notes in which case references to Coupons and Couponholders in the Conditions, the Trust Deed and the Agency Agreement are not applicable.

Subject as set out below, title to the Bearer Notes, Receipts and Coupons will pass by delivery and title to the Registered Notes will pass upon registration of transfers in accordance with the provisions of the Agency Agreement. The relevant Issuer, the relevant Guarantors, the Trustee and any Agent will (except as otherwise required by law) deem and treat the bearer of any Bearer Note, Receipt or Coupon and the registered holder of any Registered Note as the absolute owner thereof (whether or not overdue and notwithstanding any notice of ownership or writing thereon or notice of any previous loss or theft thereof) for all purposes but, in the case of any Global Note, without prejudice to the provisions set out in the next succeeding paragraph.

For so long as any of the Notes is represented by a Global Note held on behalf of Euroclear Bank S.A./N.V. (Euroclear) and/or Clearstream Banking, société anonyme (Clearstream, Luxembourg), each person (other than Euroclear or Clearstream, Luxembourg) who is for the time being shown in the records of Euroclear or of Clearstream, Luxembourg as the holder of a particular nominal amount of such Notes (in which regard any certificate or other document issued by Euroclear or Clearstream, Luxembourg as to the nominal amount of such Notes standing to the account of any person shall be conclusive and binding for all purposes save in the case of manifest error) shall be treated by the relevant Issuer, the relevant Guarantors, the Trustee and the Agents as the holder of such nominal amount of such Notes for all purposes other than with respect to the payment of principal or interest on such nominal amount of such Notes, for which purpose the bearer of the relevant Bearer Global Note or the registered holder of the relevant Registered Global Note shall be treated by the relevant Issuer, the relevant Guarantors, the Trustee and the Agents as the holder of such nominal amount of such Notes in accordance with and subject to the terms of the relevant Global Note and the expressions Noteholder and holder of Notes and related expressions shall be construed accordingly. In determining whether a particular person is entitled to a particular nominal amount of Notes as aforesaid, the Trustee may rely on such evidence and/or information and/or certification as it shall, in its absolute discretion, think fit and, if it does so rely, such evidence and/or information and/or certification shall, in the absence of manifest error, be conclusive and binding on all concerned.

Notes which are represented by a Global Note will be transferable only in accordance with the rules and procedures for the time being of Euroclear and Clearstream, Luxembourg, as the case may be. References to Euroclear and/or Clearstream, Luxembourg shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearing system specified in the applicable Final Terms or as may otherwise be approved by the relevant Issuer, the relevant Guarantors, the Trustee and the Principal Paying Agent.

2.                                      TRANSFERS OF REGISTERED NOTES

2.1                               Transfers of interests in Registered Global Notes

Transfers of beneficial interests in Registered Global Notes will be effected by Euroclear or Clearstream, Luxembourg, as the case may be, and, in turn, by other participants and, if appropriate, indirect participants in such clearing systems acting on behalf of transferors and transferees of such interests. A beneficial interest in a Registered Global Note will, subject to compliance with all applicable legal and regulatory restrictions, be transferable for Notes in definitive form or for a beneficial interest in another Registered Global Note only in the authorised denominations set out in the applicable Final Terms and only in accordance with the rules and operating procedures for the time being of Euroclear or Clearstream, Luxembourg, as the case may be, and in accordance with the terms and conditions specified in the Trust Deed and the Agency Agreement.

2.2                               Transfers of Registered Notes in definitive form

Upon the terms and subject to the conditions set forth in the Trust Deed and the Agency Agreement, a Registered Note in definitive form may be transferred in whole or in part (in the authorised denominations set out in the applicable Final Terms). In order to effect any such transfer (a) the Noteholder or Noteholders must (i) surrender the Registered Note for registration of the transfer of the Registered Note (or the relevant part of the Registered Note) at the specified office of any Transfer Agent, with the form of transfer thereon duly executed by the Noteholder or Noteholders thereof or his or their attorney or attorneys duly authorised in writing and (ii) complete and deposit such other certifications as may be required by the relevant Transfer Agent and (b) the relevant Transfer Agent must, after due and careful enquiry, be satisfied with the documents of title and the identity of the person making the request. Any such transfer will be subject to such reasonable regulations as the relevant Issuer, the Trustee and the Registrar may from time to time prescribe (the initial such regulations being set out in Schedule 3 to the Agency Agreement). Subject as provided above, the relevant Transfer Agent will, within three business days (being for this purpose a day on which banks are open for business in the city where the specified office of the relevant Transfer Agent is located) of the request (or such longer period as may be required to comply with any applicable fiscal or other laws or regulations), authenticate and deliver, or procure the authentication and delivery of, at its specified office to the transferee or (at the risk of the transferee) send by uninsured mail, to such address as the transferee may request, a new Registered Note in definitive form of a like aggregate nominal amount to the Registered Note (or the relevant part of the Registered Note) transferred. In the case of the transfer of part only of a Registered Note in definitive form, a new Registered Note in definitive form in respect of the balance of the Registered Note not transferred will be so authenticated and delivered or (at the risk of the transferor) sent to the transferor.

2.3                               Registration of transfer upon partial redemption

In the event of a partial redemption of Notes under Condition 8, the relevant Issuer shall not be required to register the transfer of any Registered Note, or part of a Registered Note, called for partial redemption.

2.4                               Costs of registration

Noteholders will not be required to bear the costs and expenses of effecting any registration of transfer as provided above, except for any costs or expenses of delivery other than by regular uninsured mail and except that the relevant Issuer may require the payment of a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation to the registration.

2.5                               Exchanges and transfers of Registered Notes generally

Holders of Registered Notes in definitive form may exchange such Notes for interests in a Registered Global Note of the same type at any time.

3.                                      STATUS OF THE NOTES AND THE GUARANTEE

3.1                               Status of the Notes

The Notes and any relative Receipts and Coupons are direct, unconditional, unsubordinated and (subject to the provisions of Condition 4) unsecured obligations of the relevant Issuer and rank pari passu among themselves and (subject as aforesaid and save for certain obligations required to be preferred by law) equally with all other unsecured obligations (other than subordinated obligations, if any) of the relevant Issuer, from time to time outstanding.

3.2                               Status of the Guarantee

The payment of principal and interest in respect of the Notes and all other moneys payable by the relevant Issuer under or pursuant to the Trust Deed has been unconditionally and irrevocably guaranteed on a joint and several basis by the relevant Guarantors in the Trust Deed (the Guarantee). The obligations of each of the relevant Guarantors under the Guarantee are direct, unconditional, unsubordinated and (subject to the provisions of Condition 4) unsecured obligations of such Guarantor and (subject as aforesaid and save for certain obligations required to be preferred by law) rank equally with all other unsecured obligations (other than subordinated obligations, if any) of such Guarantor, from time to time outstanding.

4.                                      NEGATIVE PLEDGE

4.1                               Negative Pledge

So long as any of the Notes remains outstanding (as defined in the Trust Deed):

(a)                                 the relevant Issuer shall not, and will procure that its Subsidiaries will not, create or have outstanding any mortgage, charge, lien, pledge or other security interest (each a Security Interest) (other than a Permitted Security Interest) upon, or with respect to, any of the present or future business, undertaking, assets or revenues (including any uncalled capital) of the relevant Issuer or any of its Subsidiaries, to secure any Relevant Indebtedness (as defined below), unless the relevant Issuer, in the case of the creation of a Security Interest (other than a Permitted Security Interest), before or at the same time and, in any other case, promptly, takes any and all action necessary to ensure that:

(i)                                     all amounts payable by it under the Notes, the Receipts and the Coupons are secured by the Security Interest equally and rateably with the Relevant Indebtedness; or

(ii)                                  such other Security Interest or other arrangement (whether or not it includes the giving of a Security Interest) is provided either (A) as the Trustee shall in its absolute discretion deem not materially less beneficial to the interests of the Noteholders or (B) as shall be approved by an Extraordinary Resolution (which is defined in the Trust Deed as a resolution duly passed by a majority of not less than three-fourths of the votes cast thereon) of the Noteholders; and

(b)                                 each of the relevant Guarantors shall not, and will procure that its Subsidiaries will not, create or have outstanding any Security Interest (other than a Permitted Security Interest) upon, or with respect to, any of the present or future business, undertaking, assets or revenues (including any uncalled capital) of such Guarantor or any of its Subsidiaries, to secure any Relevant Indebtedness, unless such Guarantor, in the case of the creation of the Security Interest (other than a Permitted Security Interest), before or at the same time and, in any other case, promptly, takes any and all action necessary to ensure that:

(i)                                     all amounts payable by it under the Guarantee are secured by the Security Interest equally and rateably with the Relevant Indebtedness; or

(ii)                                  such other Security Interest or guarantee or other arrangement (whether or not it includes the giving of a Security Interest) is provided either (A) as the Trustee shall in its absolute discretion deem not materially less beneficial to the interests of the Noteholders or (B) as shall be approved by an Extraordinary Resolution of the Noteholders.

4.2                               Interpretation

For the purposes of these Conditions:

(a)                                 Permitted Security Interest means:

(i)                                     in respect of any company (the Relevant Company) which becomes a Subsidiary of an Issuer or a Guarantor after 26 October 2012, any Security Interest over or affecting the whole or part of the present or future business, undertaking, assets or revenues (including any uncalled capital) of the Relevant Company, where such Security Interest was created prior to the date on which the Relevant Company becomes a Subsidiary, but only if, (A) such Security Interest was not created in contemplation of the Relevant Company becoming a Subsidiary and (B) the amount thereby secured has not been increased in contemplation of, or since the date of, the Relevant Company becoming a Subsidiary; and

(ii)                                  a Security Interest to secure any Relevant Indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of the acquisition, purchase, construction, development, extension and/or improvement by an Issuer, a Guarantor, or a Subsidiary of an Issuer or a Guarantor (in each case whether alone or in association with others) of, or any right or interest in or in respect of, any property PROVIDED THAT (i) the Security Interest relates only to (a) that property (including without limitation any property forming part of or connected with the same project or development), or products from that property, or income or profit from that property or of such products or (b) any right or interest in or in respect of that property, or products from that property, or income or profit from that property or of such products and (ii) the Security Interest secures no more than the purchase price or other consideration paid for, and/or costs of the acquisition, purchase, construction, development, extension and/or improvement, of that property or any right or interest in or in respect of that property, including any financing or refinancing costs associated with such purchase price or cost;

(b)                                 Relevant Indebtedness means (i) any present or future indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures, debenture stock, loan stock or other securities which are for the time being quoted, listed or ordinarily dealt in on any stock exchange, over-the-counter or other securities market, and (ii) any guarantee or indemnity in respect of any such indebtedness; and

(c)                                  Subsidiary means, in relation to an Issuer or a Guarantor, any company (i) in which such Issuer or, as the case may be, Guarantor holds a majority of the voting rights or (ii) of which such Issuer or, as the case may be, Guarantor is a member and has the right to appoint or remove a majority of the board of directors or (iii) of which such Issuer or, as the case may be, Guarantor is a member and controls a majority of the voting rights, and includes any company which is a Subsidiary of a Subsidiary of that Issuer or, as the case may be, Guarantor.

5.                                      REDENOMINATION

5.1                               Redenomination

Where redenomination is specified in the applicable Final Terms as being applicable, the relevant Issuer may, without the consent of the Noteholders, the Receiptholders and the Couponholders, on giving prior notice to the Trustee, the Principal Paying Agent, Euroclear and Clearstream, Luxembourg and at least 30 days’ prior notice to the Noteholders in accordance with Condition 15, elect that, with effect from the Redenomination Date specified in the notice, the Notes shall be redenominated in euro.

The election will have effect as follows:

(a)                                 the Notes and the Receipts shall be deemed to be redenominated in euro in the denomination of euro 0.01 with a nominal amount for each Note and Receipt equal to the nominal amount of that Note or Receipt in the Specified Currency, converted into euro at the Established Rate, provided that, if the relevant Issuer determines, with the agreement of the Trustee, that the then market practice in respect of the redenomination in euro of internationally offered securities is different from the provisions specified above, such provisions shall be deemed to be amended so as to comply with such market practice and the relevant Issuer shall promptly notify the Noteholders, the stock exchange (if any) on which the Notes may be listed and the Agents of such deemed amendments;

(b)                                 save to the extent that an Exchange Notice has been given in accordance with paragraph (d) below, the amount of interest due in respect of the Notes will be calculated by reference to the aggregate nominal amount of Notes held (or, as the case may be, in respect of which Coupons are presented for payment) by the relevant Noteholder and the amount of such payment shall be rounded down to the nearest euro 0.01;

(c)                                  if definitive Notes are required to be issued after the Redenomination Date, they shall be issued at the expense of the relevant Issuer in the denominations of euro 1,000, euro 10,000, euro 100,000 and (but only to the extent of any remaining amounts less than euro 1,000 or such smaller denominations as the Principal Paying Agent and the Trustee may approve) euro 0.01 and such other denominations as the Principal Paying Agent shall determine and notify to the Noteholders;

(d)                                 if issued prior to the Redenomination Date, all unmatured Coupons denominated in the Specified Currency (whether or not attached to the Notes) will become void with effect from the date on which the relevant Issuer gives notice (the Exchange Notice) that replacement euro-denominated Notes, Receipts and Coupons are available for exchange (provided that such securities are so available) and no payments will be made in respect of them. The payment obligations contained in any Notes and Receipts so issued will also become void on that date although those Notes and Receipts will continue to constitute valid exchange obligations of the relevant Issuer. New euro-denominated Notes, Receipts and Coupons will be issued in exchange for Notes, Receipts and Coupons denominated in the Specified Currency in such manner as the Principal Paying Agent may specify and as shall be notified to the Noteholders in the Exchange Notice. No Exchange Notice may be given less than 15 days prior to any date for payment of principal or interest on the Notes;

(e)                                  after the Redenomination Date, all payments in respect of the Notes, the Receipts and the Coupons, other than payments of interest in respect of periods commencing before the

Redenomination Date, will be made solely in euro as though references in the Notes to the Specified Currency were to euro. Payments will be made in euro by credit or transfer to a euro account (or any other account to which euro may be credited or transferred) specified by the payee or, at the option of the payee, by a euro cheque;

(f)                                   if the Notes are Fixed Rate Notes and interest for any period ending on or after the Redenomination Date is required to be calculated for a period ending other than on an Interest Payment Date, it will be calculated:

(i)                                     in the case of the Notes represented by a Global Note, by applying the Rate of Interest to the aggregate outstanding nominal amount of the Notes represented by such Global Note; and

(ii)                                  in the case of definitive Notes, by applying the Rate of Interest to the Calculation Amount;

and, in each case, multiplying such sum by the applicable Day Count Fraction, and rounding the resultant figure to the nearest sub-unit of the relevant Specified Currency, half of any such sub-unit being rounded upwards or otherwise in accordance with applicable market convention. Where the Specified Denomination of a Fixed Rate Note in definitive form is a multiple of the Calculation Amount, the amount of interest payable in respect of such Fixed Rate Note shall be the product of the amount (determined in the manner provided above) for the Calculation Amount and the amount by which the Calculation Amount is multiplied to reach the Specified Denomination, without any further rounding;

(g)                                  if the Notes are Floating Rate Notes, the applicable Final Terms will specify any relevant changes to the provisions relating to interest; and

(h)                                 such other changes shall be made to these Conditions as the relevant Issuer may decide after consultation with the Principal Paying Agent and approval of the Trustee, and as may be specified in the notice, to conform them to conventions then applicable to instruments denominated in euro.

5.2                               Definitions

In these Conditions, the following expressions have the following meanings:

Established Rate means the rate for the conversion of the Specified Currency (including compliance with rules relating to roundings in accordance with applicable European Union regulations) into euro established by the Council of the European Union pursuant to Article 140 of the Treaty;

euro means the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty;

Redenomination Date means (in the case of interest bearing Notes) any date for payment of interest under the Notes or (in the case of Zero Coupon Notes) any date, in each case specified by the relevant Issuer in the notice given to the Noteholders pursuant to Condition 5.1 above and which falls on or after the date on which the country of the Specified Currency first participates in the third stage of European economic and monetary union; and

Treaty means the Treaty on the Functioning of the European Union, as amended.

6.                                      INTEREST

6.1                               Interest on Fixed Rate Notes

Each Fixed Rate Note bears interest from (and including) the Interest Commencement Date at the rate(s) per annum equal to the Rate(s) of Interest. Interest will be payable in arrear on the Interest Payment Date(s) in each year up to (and including) the Maturity Date.

If the Notes are in definitive form, except as provided in the applicable Final Terms, the amount of interest payable on each Interest Payment Date in respect of the Fixed Interest Period ending on (but excluding) such date will amount to the Fixed Coupon Amount. Payments of interest on any Interest Payment Date will, if so specified in the applicable Final Terms, amount to the Broken Amount so specified.

As used in these Conditions, Fixed Interest Period means the period from (and including) an Interest Payment Date (or the Interest Commencement Date) to (but excluding) the next (or first) Interest Payment Date.

Except in the case of Notes in definitive form where an applicable Fixed Coupon Amount or Broken Amount is specified in the applicable Final Terms, interest shall be calculated in respect of any period by applying the Rate of Interest to:

(A)                               in the case of Fixed Rate Notes which are represented by a Global Note, the aggregate outstanding nominal amount of the Fixed Rate Notes represented by such Global Note (or, if they are Partly Paid Notes, the aggregate amount paid up); or

(B)                               in the case of Fixed Rate Notes in definitive form, the Calculation Amount;

and, in each case, multiplying such sum by the applicable Day Count Fraction, and rounding the resultant figure to the nearest sub-unit of the relevant Specified Currency, half of any such sub-unit being rounded upwards or otherwise in accordance with applicable market convention. Where the Specified Denomination of a Fixed Rate Note in definitive form is a multiple of the Calculation Amount, the amount of interest payable in respect of such Fixed Rate Note shall be the product of the amount (determined in the manner provided above) for the Calculation Amount and the amount by which the Calculation Amount is multiplied to reach the Specified Denomination, without any further rounding.

Day Count Fraction means, in respect of the calculation of an amount of interest in accordance with this Condition 6.1:

(a)                                 if “Actual/Actual (ICMA)” is specified in the applicable Final Terms:

(i)                                     in the case of Notes where the number of days in the relevant period from (and including) the most recent Interest Payment Date (or, if none, the Interest Commencement Date) to (but excluding) the relevant payment date (the Accrual Period) is equal to or shorter than the Determination Period during which the Accrual Period ends, the number of days in such Accrual Period divided by the product of (I) the number of days in such Determination Period and (II) the number of Determination Dates (as specified in the applicable Final Terms) that would occur in one calendar year; or

(ii)                                  in the case of Notes where the Accrual Period is longer than the Determination Period during which the Accrual Period ends, the sum of:

(A)                               the number of days in such Accrual Period falling in the Determination Period in which the Accrual Period begins divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates that would occur in one calendar year; and

(B)                               the number of days in such Accrual Period falling in the next Determination Period divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates that would occur in one calendar year; and

(b)                                 if “30/360” is specified in the applicable Final Terms, the number of days in the period from (and including) the most recent Interest Payment Date (or, if none, the Interest Commencement Date) to (but excluding) the relevant payment date (such number of days being calculated on the basis of a year of 360 days with 12 30-day months) divided by 360.

In these Conditions:

Determination Period means each period from (and including) a Determination Date to (but excluding) the next Determination Date (including, where either the Interest Commencement Date or the final Interest Payment Date is not a Determination Date, the period commencing on the first Determination Date prior to, and ending on the first Determination Date falling after, such date); and

sub-unit means, with respect to any currency other than euro, the lowest amount of such currency that is available as legal tender in the country of such currency and, with respect to euro, one cent.

6.2                               Interest on Floating Rate Notes and Index Linked Interest Notes

(a)                                 Interest Payment Dates

Each Floating Rate Note and Index Linked Interest Note bears interest from (and including) the Interest Commencement Date and such interest will be payable in arrear on either:

(i)                                     the Specified Interest Payment Date(s) in each year specified in the applicable Final Terms; or

(ii)                                  if no Specified Interest Payment Date(s) is/are specified in the applicable Final Terms, each date (each such date, together with each Specified Interest Payment Date, an Interest Payment Date) which falls the number of months or other period specified as the Specified Period in the applicable Final Terms after the preceding Interest Payment Date or, in the case of the first Interest Payment Date, after the Interest Commencement Date.

Such interest will be payable in respect of each Interest Period (which expression shall, in these Conditions, mean the period from (and including) an Interest Payment Date (or the Interest Commencement Date) to (but excluding) the next (or first) Interest Payment Date).

If a Business Day Convention is specified in the applicable Final Terms and (x) if there is no numerically corresponding day in the calendar month in which an Interest Payment Date should occur or (y) if any Interest Payment Date would otherwise fall on a day which is not a Business Day, then, if the Business Day Convention specified is:

(A)                               in any case where Specified Periods are specified in accordance with Condition 6.2(a)(ii) above, the Floating Rate Convention, such Interest Payment Date (a) in the case of (x) above, shall be the last day that is a Business Day in the relevant month and the provisions of (ii) below shall apply mutatis mutandis or (b) in the case of (y) above, shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month, in which event (i) such Interest Payment Date shall be brought forward to the immediately preceding Business Day and (ii) each subsequent Interest Payment Date shall be the last Business Day in the month which falls the Specified Period after the preceding applicable Interest Payment Date occurred; or

(B)                               the Following Business Day Convention, such Interest Payment Date shall be postponed to the next day which is a Business Day; or

(C)                               the Modified Following Business Day Convention, such Interest Payment Date shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month, in which event such Interest Payment Date shall be brought forward to the immediately preceding Business Day; or

(D)                               the Preceding Business Day Convention, such Interest Payment Date shall be brought forward to the immediately preceding Business Day.

In these Conditions, Business Day means a day which is both:

(a)                                 a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in London, Hong Kong and each Additional Business Centre specified in the applicable Final Terms; and

(b)                                 either (i) in relation to any sum payable in a Specified Currency other than euro, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in the principal financial centre of the country of the relevant Specified Currency which if the Specified Currency is Australian dollars or New Zealand dollars shall be Sydney and Auckland, respectively) or (ii) in relation to any sum payable in euro, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET2) System (the TARGET2 System) is open.

(b)                                 Rate of Interest

The Rate of Interest payable from time to time in respect of Floating Rate Notes and Index Linked Interest Notes will be determined in the manner specified in the applicable Final Terms.

(i)                                     ISDA Determination for Floating Rate Notes

Where ISDA Determination is specified in the applicable Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Period will be the relevant ISDA Rate plus or minus (as indicated in the applicable Final Terms) the Margin (if any). For the purposes of this sub-paragraph (i), ISDA Rate for an Interest Period means a rate equal to the Floating Rate that would be determined by the Principal Paying Agent under an interest rate swap transaction if the Principal Paying Agent were acting as Calculation Agent for that swap transaction under the terms of an agreement incorporating the 2006 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc. and as amended and updated as at the Issue Date of the first Tranche of the Notes (the ISDA Definitions) and under which:

(A)                               the Floating Rate Option is as specified in the applicable Final Terms;

(B)                               the Designated Maturity is a period specified in the applicable Final Terms; and

(C)                               the relevant Reset Date is either (a) if the applicable Floating Rate Option is based on the London interbank offered rate (LIBOR) or on the Euro-zone interbank offered rate (EURIBOR), the first day of that Interest Period or (b) in any other case, as specified in the applicable Final Terms.

For the purposes of this sub-paragraph (i), Floating Rate, Calculation Agent, Floating Rate Option, Designated Maturity and Reset Date have the meanings given to those terms in the ISDA Definitions.

Unless otherwise stated in the applicable Final Terms the Minimum Rate of Interest shall be deemed to be zero.

(ii)                                  Screen Rate Determination for Floating Rate Notes

Where Screen Rate Determination is specified in the applicable Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Period will, subject as provided below, be either:

(A)                               the offered quotation; or

(B)                               the arithmetic mean (rounded if necessary to the fifth decimal place, with 0.000005 being rounded upwards) of the offered quotations,

(expressed as a percentage rate per annum) for the Reference Rate which appears or appear, as the case may be, on the Relevant Screen Page as at 11.00 a.m. (London time, in the case of LIBOR, or Brussels time, in the case of EURIBOR) on the Interest Determination Date in question plus or minus (as indicated in the applicable Final Terms) the Margin (if any), all as determined by the Principal Paying Agent. If five or more of such offered quotations are available on the Relevant Screen Page, the highest (or, if there is more than one such highest quotation, one only of such quotations) and the lowest (or, if there is more than one such lowest quotation, one only of such quotations) shall be disregarded by the Principal Paying Agent for the purpose of determining the arithmetic mean (rounded as provided above) of such offered quotations.

The Agency Agreement contains provisions for determining the Rate of Interest in the event that the Relevant Screen Page is not available or if, in the case of (A) above, no such offered quotation appears or, in the case of (B) above, fewer than three such offered quotations appear, in each case as at the time specified in the preceding paragraph.

If the Reference Rate from time to time in respect of Floating Rate Notes is specified in the applicable Final Terms as being other than LIBOR or EURIBOR, the Rate of Interest in respect of such Notes will be determined as provided in the applicable Final Terms.

(c)                                  Minimum Rate of Interest and/or Maximum Rate of Interest

If the applicable Final Terms specifies a Minimum Rate of Interest for any Interest Period, then, in the event that the Rate of Interest in respect of such Interest Period determined in accordance with the provisions of paragraph (b) above is less than such Minimum Rate of Interest, the Rate of Interest for such Interest Period shall be such Minimum Rate of Interest.

If the applicable Final Terms specifies a Maximum Rate of Interest for any Interest Period, then, in the event that the Rate of Interest in respect of such Interest Period determined in accordance with the provisions of paragraph (b) above is greater than such Maximum Rate of Interest, the Rate of Interest for such Interest Period shall be such Maximum Rate of Interest.

(d)                                 Determination of Rate of Interest and calculation of Interest Amounts

The Principal Paying Agent, in the case of Floating Rate Notes, and the Calculation Agent, in the case of Index Linked Interest Notes, will at or as soon as practicable after each time at which the Rate of Interest is to be determined, determine the Rate of Interest for the relevant Interest Period. In the case of Index Linked Interest Notes, the Calculation Agent will notify the Principal Paying Agent of the Rate of Interest for the relevant Interest Period as soon as practicable after calculating the same.

The Principal Paying Agent will calculate the amount of interest (the Interest Amount) payable on the Floating Rate Notes or Index Linked Interest Notes for the relevant Interest Period by applying the Rate of Interest to:

(A)                               in the case of Floating Rate Notes or Index Linked Interest Notes which are represented by a Global Note, the aggregate outstanding nominal amount of the Notes represented by such Global Note (or, if they are Partly Paid Notes, the aggregate amount paid up); or

(B)                               in the case of Floating Rate Notes or Index Linked Interest Notes in definitive form, the Calculation Amount;

and, in each case, multiplying such sum by the applicable Day Count Fraction, and rounding the resultant figure to the nearest sub-unit of the relevant Specified Currency, half of any such sub-unit being rounded upwards or otherwise in accordance with applicable market convention. Where the Specified Denomination of a Floating Rate Note or an Index Linked Interest Note in definitive form is a multiple of the Calculation Amount, the Interest Amount payable in respect of such Note shall be the product of the amount (determined in the manner provided above) for the Calculation Amount and the amount by which the Calculation Amount is multiplied to reach the Specified Denomination, without any further rounding.

Day Count Fraction means, in respect of the calculation of an amount of interest in accordance with this Condition 6.2:

(i)                                     if “Actual/Actual (ISDA)” or “Actual/Actual” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 365 (or, if any portion of that Interest Period falls in a leap year, the sum of (I) the actual number of days in that portion of the Interest Period falling in a leap year divided by 366 and (II) the actual number of days in that portion of the Interest Period falling in a non-leap year divided by 365);

(ii)                                  if “Actual/365 (Fixed)” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 365;

(iii)                               if “Actual/365 (Sterling)” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 365 or, in the case of an Interest Payment Date falling in a leap year, 366;

(iv)                              if “Actual/360” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 360;

(v)                                 if “30/360”, “360/360” or “Bond Basis” is specified in the applicable Final Terms, the number of days in the Interest Period divided by 360, calculated on a formula basis as follows:

Day Count Fraction =	[360 x (Y2 – Y1 )] + [30 x (M2 – M1 )] + (D2 – D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the Interest Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Interest Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

“D1” is the first calendar day, expressed as a number, of the Interest Period, unless such number is 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Interest Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30;

(vi)                              if “30E/360” or “Eurobond Basis” is specified in the applicable Final Terms, the number of days in the Interest Period divided by 360, calculated on a formula basis as follows:

Day Count Fraction =	[360 x (Y2 – Y1)] + [30 x (M2 – M1)] + (D2 – D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the Interest Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Interest Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

“D1” is the first calendar day, expressed as a number, of the Interest Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Interest Period, unless such number would be 31, in which case D2 will be 30;

(vii)                           if “30E/360 (ISDA)” is specified in the applicable Final Terms, the number of days in the Interest Period divided by 360, calculated on a formula basis as follows:

Day Count Fraction =	[360 x (Y2– Y1)] + [30 x (M2 –M1)] + (D2– D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the Interest Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Interest Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

“D1” is the first calendar day, expressed as a number, of the Interest Period, unless (i) that day is the last day of February or (ii) such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Interest Period, unless (i) that day is the last day of February but not the Maturity Date or (ii) such number would be 31, in which case D2 will be 30.

(e)                                  Notification of Rate of Interest and Interest Amounts

The Principal Paying Agent will cause the Rate of Interest and each Interest Amount for each Interest Period and the relevant Interest Payment Date to be notified to the relevant Issuer, the Trustee and any stock exchange on which the relevant Floating Rate Notes or Index Linked Interest Notes are for the time being listed (if the rules of that stock exchange so require) and notice thereof to be published in accordance with Condition 15 as soon as possible after their determination but in no event later than the fourth London Business Day thereafter. Each Interest Amount and Interest Payment Date so notified may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without prior notice in the event of an extension or shortening of the Interest Period. Any such amendment will be promptly notified to each stock exchange on which the relevant Floating Rate Notes or Index Linked Interest Notes are for the time being listed (if the rules of that stock exchange so require) and to the Noteholders in accordance with Condition 15. For the purposes of this paragraph, the expression London Business Day means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for general business in London.

(f)                                   Determination or Calculation by Trustee

If for any reason at any relevant time the Principal Paying Agent or, as the case may be, the Calculation Agent defaults in its obligation to determine the Rate of Interest or the Principal Paying Agent defaults in its obligation to calculate any Interest Amount in accordance with sub-paragraph (b)(i) or sub-paragraph (b)(ii) above or as otherwise specified in the applicable Final Terms, as the case may be, and in each case in accordance with paragraph (d) above, the Trustee (or an expert appointed by the Trustee at the expense of the relevant Issuer) shall determine the Rate of Interest at such rate as, in its absolute discretion (having such regard as it shall think fit to the foregoing provisions of this Condition, but subject always to any Minimum Rate of Interest or Maximum Rate of Interest specified in the applicable Final Terms), it shall deem fair and reasonable in all the circumstances or, as the case may be, the Trustee (or an expert appointed by the Trustee at the expense of the relevant Issuer) shall calculate the Interest Amount(s) in such manner as it shall deem fair and reasonable in all the circumstances and each such determination or calculation shall be deemed to have been made by the Principal Paying Agent or the Calculation Agent, as applicable.

(g)                                 Certificates to be final

All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions of this Condition 6.2, whether by the Principal Paying Agent or, if applicable, the Calculation Agent, shall (in the absence of wilful default, bad faith and manifest error) be binding on the relevant Issuer, the relevant Guarantors, the Principal Paying Agent, the Calculation Agent (if applicable), the other Agents, the Trustee and all Noteholders, Receiptholders and Couponholders and (in the absence of wilful default and bad faith) no liability to the relevant Issuer, the relevant Guarantors, the Trustee, the Noteholders, the Receiptholders or the Couponholders shall attach to the Principal Paying Agent or, if applicable, the Calculation Agent or the Trustee in connection with the exercise or non-exercise by it of its powers, duties and discretions pursuant to such provisions.

6.3                               Interest on Dual Currency Interest Notes

The rate or amount of interest payable in respect of Dual Currency Interest Notes shall be determined in the manner specified in the applicable Final Terms.

6.4                               Interest on Partly Paid Notes

In the case of Partly Paid Notes (other than Partly Paid Notes which are Zero Coupon Notes), interest will accrue as aforesaid on the paid-up nominal amount of such Notes and otherwise as specified in the applicable Final Terms.

6.5                               Accrual of interest

Each Note (or in the case of the redemption of part only of a Note, that part only of such Note) will cease to bear interest (if any) from the date for its redemption unless payment of principal is improperly withheld or refused. In such event, interest will continue to accrue as provided in the Trust Deed.

7.                                      PAYMENTS

7.1                               Method of payment

Subject as provided below:

(a)                                 payments in a Specified Currency other than euro will be made by credit or transfer to an account in the relevant Specified Currency maintained by the payee with, or, at the option of the payee, by a cheque in such Specified Currency drawn on, a bank in the principal financial centre of the country of such Specified Currency (which, if the Specified Currency is Australian dollars or New Zealand dollars, shall be Sydney and Auckland, respectively); and

(b)                                 payments in euro will be made by credit or transfer to a euro account (or any other account to which euro may be credited or transferred) specified by the payee or, at the option of the payee, by a euro cheque.

Payments will be subject in all cases to any fiscal or other laws and regulations applicable thereto in the place of payment, but without prejudice to the provisions of Condition 9.

7.2                               Presentation of definitive Bearer Notes, Receipts and Coupons

Payments of principal in respect of definitive Bearer Notes will (subject as provided below) be made in the manner provided in Condition 7.1 above only against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of definitive Bearer Notes, and payments of interest in respect of definitive Bearer Notes will (subject as provided below) be made as aforesaid only against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of Coupons, in each case at the specified office of any Paying Agent outside the United States (which expression, as used herein, means the United States of America (including the States and the District of Columbia and its possessions)).

Payments of instalments of principal (if any) in respect of definitive Bearer Notes, other than the final instalment, will (subject as provided below) be made in the manner provided in Condition 7.1 above only against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of the relevant Receipt in accordance with the preceding paragraph. Payment of the final instalment will be made in the manner provided in Condition 7.1 above only against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of the relevant Bearer Note in accordance with the preceding paragraph. Each Receipt must be presented for payment of the relevant instalment together with the definitive Bearer Note to which it appertains. Receipts presented without the definitive Bearer Note to which they appertain do not constitute valid obligations of the relevant Issuer. Upon the date on which any definitive Bearer Note becomes due and repayable, unmatured Receipts (if any) relating thereto (whether or not attached) shall become void and no payment shall be made in respect thereof.

Fixed Rate Notes in definitive bearer form (other than Dual Currency Notes, Index Linked Notes or Long Maturity Notes (as defined below)) should be presented for payment together with all unmatured Coupons appertaining thereto (which expression shall for this purpose include Coupons falling to be issued on exchange of matured Talons), failing which the amount of any missing unmatured Coupon (or, in the case of payment not being made in full, the same proportion of the amount of such missing unmatured Coupon as the sum so paid bears to the sum due) will be deducted from the sum due for payment. Each amount of principal so deducted will be paid in the manner mentioned above against surrender of the relative missing Coupon at any time before the expiry of 10 years after the Relevant Date (as defined in Condition 9) in respect of such principal (whether or not such Coupon would otherwise have become void under Condition 10) or, if later, five years from the date on which such Coupon would otherwise have become due, but in no event thereafter.

Upon any Fixed Rate Note in definitive bearer form becoming due and repayable prior to its Maturity Date, all unmatured Talons (if any) appertaining thereto will become void and no further Coupons will be issued in respect thereof.

Upon the date on which any Floating Rate Note, Dual Currency Note, Index Linked Note or Long Maturity Note in definitive bearer form becomes due and repayable, unmatured Coupons and Talons (if any) relating thereto (whether or not attached) shall become void and no payment or, as the case may be, exchange for further Coupons shall be made in respect thereof. A Long Maturity Note is a Fixed Rate Note (other than a Fixed Rate Note which on issue had a Talon attached) whose nominal amount on issue is less than the aggregate interest payable thereon provided that such Note shall cease to be a Long Maturity Note on the Interest Payment Date on which the aggregate amount of interest remaining to be paid after that date is less than the nominal amount of such Note.

If the due date for redemption of any definitive Bearer Note is not an Interest Payment Date, interest (if any) accrued in respect of such Note from (and including) the preceding Interest Payment Date or, as the case may be, the Interest Commencement Date shall be payable only against surrender of the relevant definitive Bearer Note.

7.3                               Payments in respect of Bearer Global Notes

Payments of principal and interest (if any) in respect of Notes represented by any Global Note in bearer form will (subject as provided below) be made in the manner specified above in relation to definitive Bearer Notes or otherwise in the manner specified in the relevant Global Note against presentation or surrender, as the case may be, of such Global Note at the specified office of any

Paying Agent outside the United States. A record of each payment made, distinguishing between any payment of principal and any payment of interest, will be made on such Global Note by the Paying Agent to which it was presented.

7.4                               Payments in respect of Registered Notes

Payments of principal (other than instalments of principal prior to the final instalment) in respect of each Registered Note (whether or not in global form) will be made against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of the Registered Note at the specified office of the Registrar or any of the Paying Agents. Such payments will be made by transfer to the Designated Account (as defined below) of the Noteholder (or the first named of joint Noteholders) of the Registered Note appearing in the register of holders of the Registered Notes maintained by the Registrar (the Register) (i) where in global form, at the close of the business day (being for this purpose a day on which Euroclear and Clearstream, Luxembourg are open for business) before the relevant due date, and (ii) where in definitive form, at the close of business on the third business day (being for this purpose a day on which banks are open for business in the city where the specified office of the Registrar is located) before the relevant due date. Notwithstanding the previous sentence, if (a) a holder does not have a Designated Account or (b) the principal amount of the Notes held by a Noteholder is less than U.S.$250,000 (or its approximate equivalent in any other Specified Currency), payment will instead be made by a cheque in the Specified Currency drawn on a Designated Bank (as defined below). For these purposes, Designated Account means the account (which, in the case of a payment in Japanese yen to a non resident of Japan, shall be a non resident account) maintained by a Noteholder with a Designated Bank and identified as such in the Register and Designated Bank means (in the case of payment in a Specified Currency other than euro) a bank in the principal financial centre of the country of such Specified Currency (which, if the Specified Currency is Australian dollars or New Zealand dollars, shall be Sydney and Auckland, respectively) and (in the case of a payment in euro) any bank which processes payments in euro.

Payments of interest and payments of instalments of principal (other than the final instalment) in respect of each Registered Note (whether or not in global form) will be made by a cheque in the Specified Currency drawn on a Designated Bank and mailed by uninsured mail on the business day in the city where the specified office of the Registrar is located immediately preceding the relevant due date to the Noteholder (or the first named of joint holders) of the Registered Note appearing in the Register (i) where in global form, at the close of the business day (being for this purpose a day on which Euroclear and Clearstream, Luxembourg are open for business) before the relevant due date, and (ii) where in definitive form, at the close of business on the fifteenth day (whether or not such fifteenth day is a business day) before the relevant due date (the Record Date) at his address shown in the Register on the Record Date and at his risk. Upon application of the Noteholder to the specified office of the Registrar not less than three business days in the city where the specified office of the Registrar is located before the due date for any payment of interest in respect of a Registered Note, the payment may be made by transfer on the due date in the manner provided in the preceding paragraph. Any such application for transfer shall be deemed to relate to all future payments of interest (other than interest due on redemption) and instalments of principal (other than the final instalment) in respect of the Registered Notes which become payable to the Noteholder who has made the initial application until such time as the Registrar is notified in writing to the contrary by such Noteholder. Payment of the interest due in respect of each Registered Note on redemption and the final instalment of principal will be made in the same manner as payment of the principal amount of such Registered Note.

Holders of Registered Notes will not be entitled to any interest or other payment for any delay in receiving any amount due in respect of any Registered Note as a result of a cheque posted in accordance with this Condition arriving after the due date for payment or being lost in the post. No commissions or expenses shall be charged to such holders by the Registrar in respect of any payments of principal or interest in respect of the Registered Notes.

None of the relevant Issuer, the relevant Guarantors, the Trustee or the Agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Registered Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

7.5                               General provisions applicable to payments

The holder of a Global Note shall be the only person entitled to receive payments in respect of Notes represented by such Global Note and the relevant Issuer or, as the case may be, the relevant Guarantors will be discharged by payment to, or to the order of, the holder of such Global Note in respect of each amount so paid. Each of the persons shown in the records of Euroclear or Clearstream, Luxembourg as the beneficial holder of a particular nominal amount of Notes represented by such Global Note must look solely to Euroclear or Clearstream, Luxembourg, as the case may be, for his share of each payment so made by the relevant Issuer or, as the case may be, the relevant Guarantors to, or to the order of, the holder of such Global Note.

Notwithstanding the foregoing provisions of this Condition, if any amount of principal and/or interest in respect of Bearer Notes is payable in U.S. dollars, such U.S. dollar payments of principal and/or interest in respect of such Notes will be made at the specified office of a Paying Agent in the United States if:

(a)                                 the relevant Issuer has appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents would be able to make payment in U.S. dollars at such specified offices outside the United States of the full amount of principal and interest on the Bearer Notes in the manner provided above when due;

(b)                                 payment of the full amount of such principal and interest at all such specified offices outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions on the full payment or receipt of principal and interest in U.S. dollars; and

(c)                                  such payment is then permitted under United States law without involving, in the opinion of the relevant Issuer and the relevant Guarantors, adverse tax consequences to the relevant Issuer or the relevant Guarantors.

7.6                               Payment Day

If the date for payment of any amount in respect of any Note, Receipt or Coupon is not a Payment Day, the holder thereof shall not be entitled to payment until the next following Payment Day in the relevant place and shall not be entitled to further interest or other payment in respect of such delay. For these purposes, Payment Day means any day which (subject to Condition 10) is:

(a)                                 a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in:

(i)                                     in the case of Notes in definitive form only, the relevant place of presentation;

(ii)                                  each Additional Financial Centre specified in the applicable Final Terms; and

(b)                                 either (A) in relation to any sum payable in a Specified Currency other than euro, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in the principal financial centre of the country of the relevant Specified Currency (which if the Specified Currency is Australian dollars or New Zealand dollars shall be Sydney and

Auckland, respectively) or (B) in relation to any sum payable in euro, a day on which the TARGET2 System is open.

7.7                               Interpretation of principal and interest

Any reference in these Conditions to principal in respect of the Notes shall be deemed to include, as applicable:

(a)                                 any additional amounts which may be payable with respect to principal under Condition 9;

(b)                                 the Final Redemption Amount of the Notes;

(c)                                  the Early Redemption Amount of the Notes;

(d)                                 the Optional Redemption Amount(s) (if any) of the Notes;

(e)                                  in relation to Notes redeemable in instalments, the Instalment Amounts;

(f)                                   in relation to Zero Coupon Notes, the Amortised Face Amount (as defined in Condition 8.5); and

(g)                                  any premium and any other amounts (other than interest) which may be payable by the relevant Issuer under or in respect of the Notes.

Any reference in these Conditions to interest in respect of the Notes shall be deemed to include, as applicable, any additional amounts which may be payable with respect to interest under Condition 9.

8.                                      REDEMPTION AND PURCHASE

8.1                               Redemption at maturity

Unless previously redeemed or purchased and cancelled as specified below, each Note (including each Index Linked Redemption Note and Dual Currency Redemption Note) will be redeemed by the relevant Issuer at its Final Redemption Amount specified in, or determined in the manner specified in, the applicable Final Terms in the relevant Specified Currency on the Maturity Date.

8.2                               Redemption for tax reasons

The Notes may be redeemed at the option of the relevant Issuer in whole, but not in part, at any time (if this Note is neither a Floating Rate Note, an Index Linked Interest Note nor a Dual Currency Interest Note) or on any Interest Payment Date (if this Note is either a Floating Rate Note, an Index Linked Interest Note or a Dual Currency Interest Note), on giving not less than 30 nor more than 60 days’ notice to the Trustee and the Principal Paying Agent and, in accordance with Condition 15, the Noteholders (which notice shall be irrevocable and shall specify the date fixed for redemption), if the relevant Issuer satisfies the Trustee immediately before the giving of such notice that:

(a)                                 on the occasion of the next payment due under the Notes, (i) the relevant Issuer has or will become obliged to pay additional amounts as provided or referred to in Condition 9 or (ii) either of the relevant Guarantors would be unable for reasons outside its control to procure payment by the relevant Issuer and in making payment itself either of the relevant Guarantors would be required to pay such additional amounts, in each case as a result of any change in, or amendment to, the laws or regulations of a Tax Jurisdiction (as defined in Condition 9) or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date on which agreement is reached to issue the first Tranche of the Notes; and

(b)                                 such obligation cannot be avoided by the relevant Issuer or, as the case may be, the relevant Guarantors taking reasonable measures available to it,

provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the relevant Issuer or, as the case may be, the relevant Guarantors would be obliged to pay such additional amounts were a payment in respect of the Notes then due.

Prior to the publication of any notice of redemption pursuant to this Condition, the relevant Issuer shall deliver to the Trustee a certificate signed by two Authorised Signatories (as defined below) of the relevant Issuer or, as the case may be, two Authorised Signatories of one of the relevant Guarantors stating that the relevant Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the relevant Issuer so to redeem have occurred, and an opinion of independent legal advisers of recognised standing to the effect that the relevant Issuer or, as the case may be, each of the relevant Guarantors has or will become obliged to pay such additional amounts as a result of such change or amendment and the Trustee shall be entitled to accept the certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set out above, in which event it shall be conclusive and binding on the Noteholders, the Receiptholders and the Couponholders.

Notes redeemed pursuant to this Condition 8.2 will be redeemed at their Early Redemption Amount referred to in Condition 8.5 below together (if appropriate) with interest accrued to (but excluding) the date of redemption.

8.3                               Redemption at the option of the relevant Issuer (Issuer Call)

If Issuer Call is specified in the applicable Final Terms, the relevant Issuer may, having given:

(a)                                 not less than 15 nor more than 30 days’ notice to the Noteholders in accordance with Condition 15; and

(b)                                 not less than 15 days before the giving of the notice referred to in (a) above, notice to the Trustee and to the Principal Paying Agent and, in the case of a redemption of Registered Notes, the Registrar;

(which notices shall be irrevocable and shall specify the date fixed for redemption), redeem all or some only of the Notes then outstanding on any Optional Redemption Date and at the Optional Redemption Amount(s) specified in, or determined in the manner specified in, the applicable Final Terms together, if appropriate, with interest accrued to (but excluding) the relevant Optional Redemption Date. Any such redemption must be of a nominal amount not less than the Minimum Redemption Amount and not more than the Maximum Redemption Amount, in each case as may be specified in the applicable Final Terms. In the case of a partial redemption of Notes, the Notes to be redeemed (Redeemed Notes) will be selected individually by lot, in the case of Redeemed Notes represented by definitive Notes, and in accordance with the rules of Euroclear and/or Clearstream, Luxembourg, in the case of Redeemed Notes represented by a Global Note, not more than 30 days prior to the date fixed for redemption (such date of selection being hereinafter called the Selection Date). In the case of Redeemed Notes represented by definitive Notes, a list of the serial numbers of such Redeemed Notes will be published in accordance with Condition 15 not less than 15 days prior to the date fixed for redemption. No exchange of the relevant Global Note will be permitted during the period from (and including) the Selection Date to (and including) the date fixed for redemption pursuant to this Condition 8.3 and notice to that effect shall be given by the relevant Issuer to the Noteholders in accordance with Condition 15 at least five days prior to the Selection Date.

8.4                               Redemption at the option of the Noteholders (Investor Put)

If Investor Put is specified in the applicable Final Terms, upon the Noteholder giving to the relevant Issuer in accordance with Condition 15 not less than 15 nor more than 30 days’ notice the relevant Issuer will, upon the expiry of such notice, redeem, subject to, and in accordance with, the terms specified in the applicable Final Terms, such Note on the Optional Redemption Date and at the Optional Redemption Amount together, if appropriate, with interest accrued to (but excluding) the Optional Redemption Date. Registered Notes may be redeemed under this Condition 8.4 in any multiple of their lowest Specified Denomination. It may be that before an Investor Put can be exercised, certain conditions and/or circumstances will need to be satisfied. Where relevant, the provisions will be set out in the applicable Final Terms.

To exercise the right to require redemption of this Note, the Noteholder must, if this Note is in definitive form and held outside Euroclear and Clearstream, Luxembourg, deliver, at the specified office of any Paying Agent (in the case of Bearer Notes) or the Registrar (in the case of Registered Notes) at any time during normal business hours of such Paying Agent or, as the case may be, the Registrar falling within the notice period, a duly completed and signed notice of exercise in the form (for the time being current) obtainable from any specified office of any Paying Agent or, as the case may be, the Registrar (a Put Notice) and in which the Noteholder must specify a bank account (or, if payment is required to be made by cheque, an address) to which payment is to be made under this Condition and, in the case of Registered Notes, the nominal amount thereof to be redeemed and, if less than the full nominal amount of the Registered Notes so surrendered is to be redeemed, an address to which a new Registered Note in respect of the balance of such Registered Notes is to be sent subject to and in accordance with the provisions of Condition 2.2. If this Note is in definitive bearer form, the Put Notice must be accompanied by this Note or evidence satisfactory to the Paying Agent concerned that this Note will, following delivery of the Put Notice, be held to its order or under its control.

If this Note is represented by a Global Note or is in definitive form and held through Euroclear or Clearstream, Luxembourg, to exercise the right to require redemption of this Note the Noteholder must, within the notice period, give notice to the Principal Paying Agent of such exercise in accordance with the standard procedures of Euroclear and Clearstream, Luxembourg (which may include notice being given on his instruction by Euroclear or Clearstream, Luxembourg or any common depositary for them to the Principal Paying Agent by electronic means) in a form acceptable to Euroclear and Clearstream, Luxembourg from time to time.

Any Put Notice or other notice given in accordance with the standard procedures of Euroclear and Clearstream, Luxembourg given by a Noteholder pursuant to this Condition 8.4 shall be irrevocable except where, prior to the due date of redemption, an Event of Default has occurred and the Trustee has declared the Notes to be due and payable pursuant to Condition 11 is continuing, in which event such Noteholder, at its option, may elect by notice to the relevant Issuer to withdraw the notice given pursuant to this Condition 8.4 and instead to declare such Note forthwith due and payable pursuant to Condition 11.

8.5                               Early Redemption Amounts

For the purpose of Condition 8.2 above and Condition 11, each Note will be redeemed at its Early Redemption Amount calculated as follows:

(a)                                 in the case of a Note with a Final Redemption Amount equal to the Issue Price, at the Final Redemption Amount thereof;

(b)                                 in the case of a Note (other than a Zero Coupon Note but including an Instalment Note and a Partly Paid Note) with a Final Redemption Amount which is or may be less or greater than the Issue Price or which is payable in a Specified Currency other than that in which the Note is denominated, at the amount specified in, or determined in the manner specified in, the applicable Final Terms or, if no such amount or manner is so specified in the applicable Final Terms, at its nominal amount; or

(c)                                  in the case of a Zero Coupon Note, at an amount (the Amortised Face Amount) calculated in accordance with the following formula:

Early Redemption Amount = RP x (1 + AY)y

where:

RP                               means the Reference Price;

AY                              means the Accrual Yield expressed as a decimal; and

y                                           is a fraction the numerator of which is equal to the number of days (calculated on the basis of a 360-day year consisting of 12 months of 30 days each) from (and including) the Issue Date of the first Tranche of the Notes to (but excluding) the date fixed for redemption or (as the case may be) the date upon which such Note becomes due and repayable and the denominator of which is 360, or on such other calculation basis as may be specified in the applicable Final Terms.

8.6                               Instalments

Instalment Notes will be redeemed in the Instalment Amounts and on the Instalment Dates. In the case of early redemption, the Early Redemption Amount will be determined pursuant to Condition 8.5.

8.7                               Partly Paid Notes

Partly Paid Notes will be redeemed, whether at maturity, early redemption or otherwise, in accordance with the provisions of this Condition and the applicable Final Terms.

8.8                               Purchases

The relevant Issuer, the relevant Guarantors or any Subsidiary of the relevant Issuer or the relevant Guarantors may at any time purchase Notes (provided that, in the case of definitive Bearer Notes, all unmatured Receipts, Coupons and Talons appertaining thereto are purchased therewith) at any price in the open market or otherwise. Such Notes may be held, reissued, resold or, at the option of the relevant Issuer, the relevant Guarantors or any Subsidiary of the relevant Issuer or the relevant Guarantors surrendered to a Paying Agent (in the case of Bearer Notes) or the Registrar (in the case of Registered Notes) for cancellation.

8.9                               Cancellation

All Notes which are redeemed will forthwith be cancelled (together with all unmatured Receipts, Coupons and Talons attached thereto or surrendered therewith at the time of redemption). All Notes so cancelled and any Notes purchased and cancelled pursuant to Condition 8.8 above (together with all unmatured Receipts, Coupons and Talons cancelled therewith) shall be forwarded to the Principal Paying Agent and cannot be reissued or resold.

8.10                        Late payment on Zero Coupon Notes

If the amount payable in respect of any Zero Coupon Note upon redemption of such Zero Coupon Note pursuant to Condition 8.1, 8.2, 8.3 or 8.4 above or upon its becoming due and repayable as provided in Condition 11 is improperly withheld or refused, the amount due and repayable in respect of such Zero Coupon Note shall be the amount calculated as provided in Condition 8.5(c) above as though the references therein to the date fixed for the redemption or the date upon which such Zero Coupon Note becomes due and payable were replaced by references to the date which is the earlier of:

(a)                                 the date on which all amounts due in respect of such Zero Coupon Note have been paid; and

(b)                                 five days after the date on which the full amount of the moneys payable in respect of such Zero Coupon Notes has been received by the Principal Paying Agent or the Registrar or the Trustee and notice to that effect has been given to the Noteholders in accordance with Condition 15.

9.                                      TAXATION

All payments of principal and interest in respect of the Notes, Receipts and Coupons by the relevant Issuer or the relevant Guarantors will be made without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by or on behalf of any Tax Jurisdiction unless such withholding or deduction is required by law. In such event, the relevant Issuer or, as the case may be, the relevant Guarantors will pay such additional amounts as shall be necessary in order that the net amounts received by the holders of the Notes, Receipts or Coupons after such withholding or deduction shall equal the respective amounts of principal and interest which would otherwise have been receivable in respect of the Notes, Receipts or Coupons, as the case may be, in the absence of such withholding or deduction; except that no such additional amounts shall be payable with respect to any Note, Receipt or Coupon:

(a)                                 presented for payment in a Tax Jurisdiction; or

(b)                                 the holder or beneficial owner of which (or any person acting on behalf of such holder or beneficial owner) is liable for such taxes or duties in respect of such Note, Receipt or Coupon by reason of his having some connection with a Tax Jurisdiction other than the mere holding of such Note, Receipt or Coupon; or

(c)                                  presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that the holder thereof would have been entitled to an additional amount on presenting the same for payment on such thirtieth day assuming that day to have been a Payment Day (as defined in Condition 7.6); or

(d)                                 where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(e)                                  presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note, Receipt or Coupon to another Paying Agent in a Member State of the European Union; or

(f)                                   in respect of any taxes or duties imposed or withheld by reason of the holder or the beneficial owner of a Note being an “associate” of the relevant Issuer for the purposes of Section 128F(6) of the Income Tax Assessment Act 1936 of Australia; or

(g)                                  in respect of any taxes or duties imposed or levied as a result of the holder of such Note, Receipt or Coupon being a party to or participating in a scheme to avoid such taxes or duties, being a scheme which the relevant Issuer, was neither a party to nor participated in; or

(h)                                 presented for payment by or on behalf of a holder who is an Australian resident or a nonresident who is engaged in carrying on business in Australia at or through a permanent establishment of that non-resident in Australia, if that person has not supplied an appropriate tax file number, Australian business number (if applicable) or other exemption details; or

(i)                                     if such withholding or deduction is on account of an estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment, or governmental charge; or

(j)                                    in the case of Notes issued by Amcor USA, held by a holder or beneficial owner which is or has been a “10 per cent. shareholder” of the obligor of the Note as defined in Section 871(h)(3) of the United States Internal Revenue Code or any successor provisions; or

(k)                                 in the case of Registered Notes issued by Amcor USA, if such withholding or deduction would not have been imposed but for a failure of a beneficial owner or any intermediate holder to provide a valid IRS Form W-8 or W-9 (or successor form);

(l)                                     in respect of any tax, assessment or other governmental charge required to be withheld or deducted from any payment under U.S. Internal Revenue Code section 1471 or 1472, including any amounts withheld pursuant to an intergovernmental agreement between the United States and another jurisdiction, and any local laws implementing such agreement in that jurisdiction; or

(m)                             in the case of any combination of items (a) through (l).

As used herein:

(i)                                     Tax Jurisdiction means the United Kingdom, Australia or the United States or any political subdivision or any authority thereof or therein having power to tax; and

(ii)                                  the Relevant Date means the date on which such payment first becomes due, except that, if the full amount of the moneys payable has not been duly received by the Trustee or the Principal Paying Agent or the Registrar, as the case may be, on or prior to such due date, it means the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the Noteholders in accordance with Condition 15.

10.                               PRESCRIPTION

The Notes (whether in bearer or registered form), Receipts and Coupons will become void unless claims in respect of principal and/or interest are made within a period of 10 years (in the case of principal) and five years (in the case of interest) after the Relevant Date (as defined in Condition 9) therefor.

There shall not be included in any Coupon sheet issued on exchange of a Talon any Coupon the claim for payment in respect of which would be void pursuant to this Condition or Condition 7.2 or any Talon which would be void pursuant to Condition 7.2.

11.                               EVENTS OF DEFAULT AND ENFORCEMENT

11.1                        Events of Default

The Trustee at its discretion may, and if so requested in writing by the holders of at least one-quarter in nominal amount of the Notes then outstanding or if so directed by an Extraordinary Resolution shall (subject in each case to being indemnified and/or secured and/or pre-funded to its satisfaction), (but in the case of the occurrence of any of the events described in paragraphs (b) to (d) (other than the winding up or dissolution of the relevant Issuer or, where Amcor Limited is acting as Guarantor, Amcor Limited), and (e) to (i) inclusive below, only if the Trustee shall have certified in writing to the relevant Issuer and the relevant Guarantors that such event is, in its opinion, materially prejudicial to the interests of the Noteholders), give notice in writing to the relevant Issuer that each Note is, and each Note shall thereupon immediately become, due and repayable at its Early Redemption Amount together with accrued interest as provided in the Trust Deed, if any of the following events (each an Event of Default) shall occur and be continuing:

(a)                                 if default is made in the payment in the Specified Currency of any principal or interest due in respect of the Notes or any of them and the default continues for a period of 7 days in the case of principal or 14 days in the case of interest; or

(b)                                 if the relevant Issuer or either of the relevant Guarantors fails to perform or observe any of its other obligations under these Conditions or the Trust Deed and (except in any case where, in the opinion of the Trustee, the failure is incapable of remedy when no such continuation or notice as is hereinafter mentioned will be required) the failure continues for the period of 30 days (or such longer period as the Trustee shall permit) following the service by the Trustee on the relevant Issuer or the relevant Guarantor (as the case may be) of notice requiring the same to be remedied; or

(c)                                  if (i) any Indebtedness for Borrowed Money (as defined below) of the relevant Issuer, either of the relevant Guarantors or any Principal Subsidiary becomes due and is required to be paid prior to its contractual maturity date by reason of an event of default (however described), (ii) the relevant Issuer, either of the relevant Guarantors or any Principal Subsidiary fails (after the expiration of any applicable grace period) to make any payment in respect of any Indebtedness for Borrowed Money on the due date for payment, (iii) any security given by the relevant Issuer, either of the relevant Guarantors or any Principal Subsidiary for any Indebtedness for Borrowed Money is enforced, or (iv) default is made (after the expiration of any applicable grace period) by the relevant Issuer, either of the relevant Guarantors or any Principal Subsidiary in making any payment due under any guarantee and/or indemnity given by it in relation to any Indebtedness for Borrowed Money of any other person PROVIDED THAT no event described in this Condition 11.1(c) shall constitute an Event of Default unless the Indebtedness for Borrowed Money or other relative liability either alone or when aggregated (without duplication) with other Indebtedness for Borrowed Money and/or other liabilities relative to all (if any) other events described in this Condition 11.1(c) which shall have occurred and remain outstanding, unpaid or undischarged, as the case may be, shall amount to at least A$50 million (or its equivalent in any other currency) and PROVIDED FURTHER THAT no account shall be taken of amounts where the relevant Issuer, either of the relevant Guarantors or the relevant Principal Subsidiary, as the case may be, (a) is contesting in good faith that such amounts are due on the basis of independent legal advice or (b) in other circumstances, satisfies the Trustee, acting reasonably, that it is contesting in good faith such amounts due; or

(d)                                 if any order is made by any competent court or resolution passed for the winding up or dissolution of the relevant Issuer, either of the relevant Guarantors or any Principal Subsidiary (and, where possible, is not discharged or stayed within 30 days), save for the purposes of (i) a reorganisation on terms approved in writing by the Trustee or by an Extraordinary Resolution of the Noteholders, or (ii) in the case of a Principal Subsidiary, a voluntary solvent winding up or dissolution in connection with the transfer of all or substantially all of the business, undertaking and assets of such Principal Subsidiary to the relevant Issuer, either of the relevant Guarantors, another Principal Subsidiary or another Subsidiary of the relevant Issuer or either relevant Guarantor which becomes a Principal Subsidiary as a result of such transfer; or

(e)                                  if (A) the relevant Issuer, either of the relevant Guarantors or any Principal Subsidiary ceases or threatens to cease to carry on the whole or substantially the whole of its business, save for the purposes of (i) reorganisation on terms previously approved in writing by the Trustee or by an Extraordinary Resolution of the Noteholders, or (ii) in the case of a Principal Subsidiary, a voluntary solvent winding up or dissolution in connection with the transfer of all or substantially all of the business, undertaking and assets of such Principal Subsidiary to the relevant Issuer, either of the relevant Guarantors, another Principal Subsidiary or another Subsidiary of the relevant Issuer or either relevant Guarantor which becomes a Principal Subsidiary as a result of such transfer, or (B) the relevant Issuer, either of the relevant Guarantors or any Principal Subsidiary stops or threatens to stop payment of, or is unable to, or admits inability to, pay, its debts (or any class of its debts) as they fall due, or is deemed unable to pay its debts pursuant to or for the purposes of any applicable law, or is adjudicated or found bankrupt or insolvent; or

(f)                                   if (A) an administrative or other receiver, manager, administrator or other similar official is appointed in relation to the relevant Issuer, either of the relevant Guarantors or any Principal Subsidiary or, as the case may be, in relation to the whole or a substantial part of the undertaking or assets of any of them (taken as a whole), or an encumbrancer takes possession of the whole or a substantial part of the undertaking or assets of any of them (taken as a whole), or a distress, execution, attachment, sequestration or other process is levied, enforced upon, sued out or put in force against the whole or a substantial part of the undertaking or assets of any of them (taken as a whole) and (B) in any such case is not discharged within 30 days or such longer period as the Trustee may allow; or

(g)                                  if the relevant Issuer, either of the relevant Guarantors or any Principal Subsidiary initiates or consents to judicial proceedings relating to itself under any applicable liquidation, insolvency, composition, reorganisation or other similar laws or makes a conveyance or assignment for the benefit of, or enters into any composition or other arrangement with, its creditors generally (or any class of its creditors) or any meeting is convened to consider a proposal for an arrangement or composition with its creditors generally (or any class of its creditors) save for the purposes of (i) a reorganisation on terms previously approved in writing by the Trustee or by an Extraordinary Resolution of the Noteholders, or (ii) in the case of a Principal Subsidiary, a voluntary solvent winding up or dissolution in connection with the transfer of all or substantially all of the business, undertaking and assets of such Principal Subsidiary to the relevant Issuer, either of the relevant Guarantors, another Principal Subsidiary or another Subsidiary of the relevant Issuer or either relevant Guarantor which becomes a Principal Subsidiary as a result of such transfer; or

(h)                                 if the Guarantee ceases to be, or is claimed by the relevant Issuer or by either of the relevant Guarantors not to be, in full force and effect; or

(i)                                     if any event occurs which, under the laws of any Relevant Jurisdiction, has an analogous effect to any of the events referred to in paragraphs (d) to (h) above.

11.2                        Enforcement

The Trustee may at any time, at its discretion and without notice, take such proceedings against the relevant Issuer and/or the relevant Guarantors (or either of them) as it may think fit to enforce the provisions of the Trust Deed, the Notes, the Receipts and the Coupons, but it shall not be bound to take any such proceedings or any other action under or in relation to the Trust Deed, the Notes, the Receipts or the Coupons unless (i) it shall have been so directed by an Extraordinary Resolution or so requested in writing by the holders of at least one-quarter in nominal amount of the Notes then outstanding and (ii) it shall have been indemnified and/or secured and/or pre-funded to its satisfaction.

No Noteholder, Receiptholder or Couponholder shall be entitled to proceed directly against the relevant Issuer or either of the relevant Guarantors unless the Trustee, having become bound so to proceed, fails so to do within a reasonable period and the failure shall be continuing.

11.3                        Definitions

For the purposes of these Conditions:

(a)                                 Indebtedness for Borrowed Money means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures, debenture stock, loan stock or other securities or any borrowed money or any liability under or in respect of any acceptance or acceptance credit;

(b)                                 a Principal Subsidiary means at any time a Subsidiary of any Issuer or any Guarantor:

(i)                                     whose annual revenues (consolidated in the case of a Subsidiary which itself has Subsidiaries) or whose total assets (consolidated in the case of a Subsidiary which itself has Subsidiaries) represent in each case (or, in the case of a Subsidiary acquired after the end of the financial period to which the then latest audited consolidated accounts of the Group relate, are equal to) not less than 5 per cent. of the consolidated annual revenues of the Group, or, as the case may be, consolidated total assets, of the Group, all as calculated respectively by reference to the then latest audited accounts (consolidated or, as the case may be, unconsolidated) of such Subsidiary and the then latest audited consolidated accounts of the Group, provided that in the case of a Subsidiary acquired after the end of the financial period to which the then latest audited consolidated accounts of the Group relate, the reference to the then latest audited consolidated accounts of the Group for the purposes of the calculation above shall, until consolidated accounts for the financial period in which the acquisition is made have been prepared and audited as aforesaid, be deemed to be a reference to such first-mentioned accounts as if such Subsidiary had been shown in such accounts by reference to its then latest relevant audited accounts, adjusted as deemed appropriate by Amcor Limited;

(ii)                                  to which is transferred the whole or substantially the whole of the undertaking and assets of a Subsidiary which immediately prior to such transfer is a Principal Subsidiary, provided that the transferor Subsidiary shall upon such transfer forthwith cease to be a Principal Subsidiary and the transferee Subsidiary shall cease to be a Principal Subsidiary pursuant to this sub-paragraph (b)(ii) on the date on which the consolidated accounts of the Group for the financial period current at the date of such transfer have been prepared and audited as aforesaid but so that such transferor Subsidiary or such transferee Subsidiary may be a Principal Subsidiary on or at any time after the date on which such consolidated accounts have been prepared and audited as aforesaid by virtue of the provisions of sub-paragraph (b)(i) above or, prior to or after such date, by virtue of any other applicable provision of this definition, all as more particularly defined in the Trust Deed.

A certificate or report by two Authorised Signatories of Amcor Limited addressed to the Trustee, that in their opinion a Subsidiary of an Issuer or a Guarantor (as the case may be) is or is not or was or was not at any particular time or throughout a specified period a Principal Subsidiary may be relied upon by the Trustee without further enquiry or evidence and, if relied upon by the Trustee, shall, in the absence of manifest error, be conclusive and binding on all parties;

(c)                                  an Authorised Signatory means any director or any other person designated as an authorised signatory by the Board of Directors and Authorised Signatories shall be construed accordingly;

(d)                                 Board of Directors means the board of directors of the relevant Issuer or, as the case may be, either relevant Guarantor;

(e)                                  Group means Amcor Limited and its Subsidiaries; and

(f)                                   Relevant Jurisdiction means each of the United Kingdom, Australia and the United States.

12.                               REPLACEMENT OF NOTES, RECEIPTS, COUPONS AND TALONS

Should any Note, Receipt, Coupon or Talon be lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Principal Paying Agent (in the case of Bearer Notes, Receipts or Coupons) or the Registrar (in the case of Registered Notes) upon payment by the claimant of such costs and expenses as may be incurred in connection therewith and on such terms as to evidence and indemnity as the relevant Issuer may reasonably require. Mutilated or defaced Notes, Receipts, Coupons or Talons must be surrendered before replacements will be issued.

13.                               AGENTS

The names of the initial Agents and their initial specified offices are set out below.

The relevant Issuer is entitled, with the prior written approval of the Trustee, to vary or terminate the appointment of any Agent and/or appoint additional or other Agents and/or approve any change in the specified office through which any Agent acts, provided that:

(a)                                 there will at all times be a Principal Paying Agent and a Registrar;

(b)                                 so long as the Notes are listed on any stock exchange or admitted to listing by any other relevant authority, there will at all times be a Paying Agent (in the case of Bearer Notes) and a Transfer Agent (in the case of Registered Notes) with a specified office in such place as may be required by the rules and regulations of the relevant stock exchange or other relevant authority; and

(c)                                  in the event that the Global Note representing any Series of Notes is exchanged for definitive Notes, there will at all times be a Paying Agent in a Member State of the European Union (other than the jurisdiction in which the relevant Issuer or either of the relevant Guarantors are incorporated) that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive.

In addition, the relevant Issuer shall forthwith appoint a Paying Agent having a specified office in New York City in the circumstances described in Condition 7.5. Notice of any variation,

termination, appointment or change in Paying Agents will be given to the Noteholders promptly by the relevant Issuer in accordance with Condition 15.

In acting under the Agency Agreement, the Agents act solely as agents of the relevant Issuer and the relevant Guarantors and, in certain circumstances specified therein, of the Trustee and do not assume any obligation to, or relationship of agency or trust with, any Noteholders, Receiptholders or Couponholders. The Agency Agreement contains provisions permitting any entity into which any Agent is merged or converted or with which it is consolidated or to which it transfers all or substantially all of its assets to become the successor agent.

14.                               EXCHANGE OF TALONS

On and after the Interest Payment Date on which the final Coupon comprised in any Coupon sheet matures, the Talon (if any) forming part of such Coupon sheet may be surrendered at the specified office of any Paying Agent in exchange for a further Coupon sheet including (if such further Coupon sheet does not include Coupons to (and including) the final date for the payment of interest due in respect of the Note to which it appertains) a further Talon, subject to the provisions of Condition 10.

15.                               NOTICES

All notices regarding the Bearer Notes will be deemed to be validly given if published (a) in a leading English language daily newspaper of general circulation in London and (b) if and for so long as the Bearer Notes are admitted to trading on, and listed on the Official List of, the Singapore Stock Exchange and if so required by the rules of the Singapore Stock Exchange, a daily newspaper of general circulation in Singapore. It is expected that any such publication in a newspaper will be made in the Financial Times in London and the Asian Wall Street Journal in Singapore. The relevant Issuer shall also ensure that notices are duly published in a manner which complies with the rules of any stock exchange or other relevant authority on which the Bearer Notes are for the time being listed or by which they have been admitted to trading. Any such notice will be deemed to have been given on the date of the first publication or, where required to be published in more than one newspaper, on the date of the first publication in all required newspapers. If publication as provided above is not practicable, a notice will be given in such other manner, and will be deemed to have been given on such date, as the Trustee shall approve.

All notices regarding the Registered Notes will be deemed to be validly given if sent by first class mail or (if posted to an address overseas) by airmail to the holders (or the first named of joint holders) at their respective addresses recorded in the Register and will be deemed to have been given on the fourth day after mailing and, in addition, for so long as any Registered Notes are listed on a stock exchange or are admitted to trading by another relevant authority and the rules of that stock exchange or relevant authority so require, such notice will be published in a daily newspaper of general circulation in the place or places required by those rules.

Until such time as any definitive Notes are issued, there may, so long as any Global Notes representing the Notes are held in their entirety on behalf of Euroclear and/or Clearstream, Luxembourg, be substituted for such publication in such newspaper(s) or such mailing the delivery of the relevant notice to Euroclear and/or Clearstream, Luxembourg for communication by them to the holders of the Notes and, in addition, for so long as any Notes are listed on a stock exchange or are admitted to trading by another relevant authority and the rules of that stock exchange or relevant authority so require, such notice will be published in a daily newspaper of general circulation in the place or places required by those rules. Any such notice shall be deemed to have been given to the holders of the Notes on the day after the day on which the said notice was given to Euroclear and/or Clearstream, Luxembourg.

Notices to be given by any Noteholder shall be in writing and given by lodging the same, together (in the case of any Note in definitive form) with the relative Note or Notes, with the Principal Paying Agent (in the case of Bearer Notes) or the Registrar (in the case of Registered Notes). Whilst any of the Notes are represented by a Global Note, such notice may be given by any Noteholder to the Principal Paying Agent or the Registrar through Euroclear and/or Clearstream, Luxembourg, as the case may be, in such manner as the Principal Paying Agent, the Registrar and Euroclear and/or Clearstream, Luxembourg, as the case may be, may approve for this purpose.

16.                               MEETINGS OF NOTEHOLDERS, MODIFICATION, WAIVER AND SUBSTITUTION

The Trust Deed contains provisions for convening meetings of the Noteholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of the Notes, the Receipts, the Coupons or any of the provisions of the Trust Deed or the Agency Agreement. Such a meeting may be convened by the relevant Issuer, either of the relevant Guarantors or the Trustee and shall be convened by the relevant Issuer if required in writing by Noteholders holding not less than ten per cent. in nominal amount of the Notes for the time being remaining outstanding. The quorum at any such meeting for passing an Extraordinary Resolution is one or more persons holding or representing not less than a clear majority in nominal amount of the Notes for the time being outstanding, or at any adjourned meeting one or more persons being or representing Noteholders whatever the nominal amount of the Notes so held or represented, except that at any meeting the business of which includes the modification of certain provisions of the Notes, the Receipts or the Coupons or the Trust Deed (including modifying the date of maturity of the Notes or any date for payment of interest thereon, reducing or cancelling the amount of principal or the rate of interest payable in respect of the Notes or altering the currency of payment of the Notes, the Receipts or the Coupons), the quorum shall be one or more persons holding or representing not less than two-thirds in nominal amount of the Notes for the time being outstanding, or at any adjourned such meeting one or more persons holding or representing not less than one-third in nominal amount of the Notes for the time being outstanding. An Extraordinary Resolution passed at any meeting of the Noteholders shall be binding on all the Noteholders, whether or not they are present at the meeting, and on all Receiptholders and Couponholders.

The Trustee may agree, without the consent of the Noteholders, Receiptholders or Couponholders, to any modification (subject to certain exceptions) of, or to the waiver or authorisation of any breach or proposed breach of, any of the provisions of the Notes or the Trust Deed, or determine, without any such consent as aforesaid, that any Event of Default or Potential Event of Default (as defined in the Trust Deed) shall not be treated as such, where, in any such case, it is not, in the opinion of the Trustee, materially prejudicial to the interests of the Noteholders so to do or may agree, without any such consent as aforesaid, to any modification which is of a formal, minor or technical nature or to correct a manifest error or an error which, in the opinion of the Trustee, is proven. Any such modification, waiver, authorisation or determination shall be binding on the Noteholders, the Receiptholders and the Couponholders and if the Trustee requires shall be notified to the Noteholders in accordance with Condition 15 as soon as practicable thereafter.

The Trustee may, without the consent of the Noteholders, Receiptholders or Couponholders, agree with the relevant Issuer and the relevant Guarantors to the substitution in place of the relevant Issuer (or of any previous substitute under this Condition) as the principal debtor under the Notes, the Receipts, the Coupons and the Trust Deed of another company, being a Subsidiary of the relevant Issuer or either of the relevant Guarantors, subject to (a) the Notes being or continuing to be unconditionally and irrevocably guaranteed by the relevant Guarantors on a joint and several basis, (b) the Trustee being satisfied that the interests of the Noteholders will not be materially prejudiced by the substitution and (c) certain other conditions set out in the Trust Deed being complied with. Any such substitution shall be binding on the Noteholders, the Receiptholders and the Couponholders and if the Trustee requires shall be notified to the Noteholders in accordance with Condition 15 as soon as practicable thereafter.

In connection with the exercise by it of any of its trusts, powers, authorities and discretions (including, without limitation, any modification, waiver, authorisation, determination or substitution), the Trustee shall have regard to the general interests of the Noteholders as a class (but shall not have regard to any interests arising from circumstances particular to individual Noteholders, Receiptholders or Couponholders, whatever their number) and, in particular but without limitation, shall not have regard to the consequences of any such exercise for individual Noteholders, Receiptholders or Couponholders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory or any political sub-division thereof and the Trustee shall not be entitled to require, nor shall any Noteholder, Receiptholder or Couponholder be entitled to claim, from the relevant Issuer, either of the relevant Guarantors, the Trustee or any other person any indemnification or payment in respect of any tax consequences of any such exercise upon individual Noteholders, Receiptholders or Couponholders except to the extent already provided for in Condition 9 and/or any undertaking or covenant given in addition to, or in substitution for, Condition 9 pursuant to the Trust Deed.

17.                               INDEMNIFICATION OF THE TRUSTEE AND TRUSTEE CONTRACTING WITH THE RELEVANT ISSUER AND/OR THE RELEVANT GUARANTORS

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility, including provisions relieving it from taking action unless indemnified and/or secured and/or pre-funded to its satisfaction.

The Trust Deed also contains provisions pursuant to which the Trustee is entitled, inter alia, (a) to enter into business transactions with the relevant Issuer, the relevant Guarantors and/or any of their respective Subsidiaries and to act as trustee for the holders of any other securities issued or guaranteed by, or relating to, the relevant Issuer, the relevant Guarantors and/or any of their respective Subsidiaries, (b) to exercise and enforce its rights, comply with its obligations and perform its duties under or in relation to any such transactions or, as the case may be, any such trusteeship without regard to the interests of, or consequences for, the Noteholders, Receiptholders or Couponholders and (c) to retain and not be liable to account for any profit made or any other amount or benefit received thereby or in connection therewith.

18.                               FURTHER ISSUES

The relevant Issuer shall be at liberty from time to time without the consent of the Noteholders, the Receiptholders or the Couponholders to create and issue further notes having terms and conditions the same as the Notes or the same in all respects save for the amount and date of the first payment of interest thereon and so that the same shall be consolidated and form a single Series with the outstanding Notes.

19.                               CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No person shall have any right to enforce any term or condition of this Note under the Contracts (Rights of Third Parties) Act 1999, but this does not affect any right or remedy of any person which exists or is available apart from that Act.

20.                               GOVERNING LAW AND SUBMISSION TO JURISDICTION

20.1                        Governing law

The Trust Deed, the Agency Agreement, the Notes, the Receipts, the Coupons and any non-contractual obligations arising out of or in connection with the Trust Deed, the Agency Agreement,

the Notes, the Receipts and the Coupons are governed by, and shall be construed in accordance with, English law.

20.2                        Submission to jurisdiction

Each of the relevant Issuer and the relevant Guarantors irrevocably agrees, for the benefit of the Trustee, the Noteholders, the Receiptholders and the Couponholders, that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Trust Deed, the Notes, the Receipts and/or the Coupons (including a dispute relating to any non-contractual obligations arising out of or in connection with the Trust Deed, the Notes, the Receipts and/or the Coupons) and accordingly submits to the exclusive jurisdiction of the English courts.

Each of the relevant Issuer and the relevant Guarantors waives any objection to the courts of England on the grounds that they are an inconvenient or inappropriate forum. The Trustee, the Noteholders, the Receiptholders and the Couponholders may take any suit, action or proceedings (together referred to as Proceedings) arising out of or in connection with the Trust Deed, the Notes, the Receipts and the Coupons (including any Proceedings relating to any non-contractual obligations arising out of or in connection with the Trust Deed, the Notes, the Receipts and the Coupons) against each of the relevant Issuer and/or the relevant Guarantors in any other court of competent jurisdiction and concurrent Proceedings in any number of jurisdictions.

20.3                        Appointment of Process Agent

Each of the relevant Issuer and the relevant Guarantors (except Amcor UK) appoints Amcor UK at its registered office for the time being at Amcor Central Services Bristol, 83 Tower Road North, Warmley, Bristol BS30 8XP, United Kingdom as its agent for service of process, and undertakes that, in the event of Amcor UK ceasing so to act or ceasing to be registered in England, it will appoint another person approved by the Trustee as its agent for service of process in England in respect of any Proceedings. Nothing herein shall affect the right to serve proceedings in any other manner permitted by law.

20.4                        Other documents and the relevant Guarantors

The relevant Issuer and, where applicable, the relevant Guarantors have in the Trust Deed and the Agency Agreement submitted to the jurisdiction of the English courts and appointed an agent for service of process in terms substantially similar to those set out above.

SIGNATORIES

EXECUTED as a DEED by	)
AMCOR LIMITED	)
acting by	)	JULIE McPHERSON
)
acting under the authority of that	)
company, in the presence of:	)

Witness’s Signature
REBECCA FARRELL
Name
Amcor, 109 Burwood Road, Hawthorn VIC 3122,
Address		Australia
Solicitor
Occupation

EXECUTED as a DEED by	)
AMCOR FINANCE (USA), INC	)
acting by	)	JULIE McPHERSON
)
acting under the authority of that	)
company, in the presence of:	)

Witness’s Signature
REBECCA FARRELL
Name
Amcor, 109 Burwood Road, Hawthorn VIC 3122,
Address		Australia
Solicitor
Occupation

EXECUTED as a DEED by	)
AMCOR UK FINANCE LIMITED	)
acting by	)	JULIE McPHERSON
)
acting under the authority of that	)
company, in the presence of:	)

Witness’s Signature
REBECCA FARRELL
Name
Amcor, 109 Burwood Road, Hawthorn VIC 3122,
Address		Australia
Solicitor
Occupation

THE COMMON SEAL of	)	[SEAL AFFIXED]
DB TRUSTEES (HONG KONG) LIMITED	)
was affixed to this deed in	)
the presence of:	)

CHRISTINA NIP		Christina Nip

Authorised Signatory		Authorised Signatory

STUART HARDING		Stuart Harding

Authorised Signatory		Authorised Signatory

DATED 26 OCTOBER 2012

Amcor Limited

Amcor Finance (USA), Inc.

and

Amcor UK Finance Limited

and

DB Trustees (Hong Kong) Limited

relating to a

€2,000,000,000

EURO MEDIUM TERM NOTE PROGRAMME

FIRST SUPPLEMENTAL

TRUST DEED

ALLEN & OVERY

Allen & Overy LLP